UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/28/2005

MD TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50435

DE	72-1491921
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

620 Florida Street, Suite 200, Baton Rouge, LA 70801
(Address of principal executive offices, including zip code)

225-343-7169
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

MD Technologies Inc. ("MDTO") signed a letter of intent to acquire Premier Medical Consultants, Inc. ("Premier"), on December 28, 2005. The structure of the transaction may be, at Purchaser's option, an asset purchase, a stock purchase, a merger or some other similar transaction. The purchase price will be equal to 100% of 2005 gross revenues of Premier, estimated at this time to be $2,300,000. The purchase price will be paid in cash and shares of common stock of MDTO. A portion of the purchase price will be withheld at closing pending satisfaction of certain financial results. The closing is expected to take place on or about January 31, 2006. The closing may not occur after May 1, 2006 without mutual consent of the parties. The funds from the acquisition will come from the $5 million sale of convertible debentures that occurred on July 5, 2005.

This transaction is subject to a number of conditions, including confirmatory due diligence, negotiation and drafting of definitive agreements, as well as various corporate approvals. There can be no assurance that a definitive agreement will be entered into or that any such transaction will be consumated.

Premier, based in Tampa, Florida offers comprehensive accounts receivable, practice management, and financial services to physicians group. Jon Trezona, CEO, will continue to manage Premier's Tampa operations. A copy of the Letter of Intent is attached as an exhibit to the Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Not applicable

(b) Pro Forma Financial Information

Not applicable

(c)

10.1* Letter of Intent for the Merger of Premier Medical Consultants, Inc. and MD Technologies Inc., dated December 28, 2005.

* An application has been submitted to the Securities and Exchange Commission for confidential treatment, pursuant, to Rule 24b-2 of the Securities Exchange Act of 1934, of portions of this exhibit. These portions have been omitted from this exhibit.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MD TECHNOLOGIES INC.

Date: December 30, 2005	By:	/s/ William D. Eglin
William D. Eglin
CEO

Exhibit Index

Exhibit No.	Description
EX-10.1	Letter of Intent, Dated December 28, 2005